Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Lantheus Medical Imaging	Pure Communications
Linda Lennox	Michele Rozen
978-671-8854	617-730-8284

Meara Murphy

978-671-8508

Lantheus Appoints New Member to its Board of Directors

Addition of Samuel R. Leno Further Enhances Board’s Financial Expertise

No. BILLERICA, Mass. (May 17, 2012) — Lantheus MI Holdings, Inc., parent company of Lantheus Medical Imaging, Inc., a global leader in developing, manufacturing and distributing innovative diagnostic imaging agents, today announced the appointment of Samuel R. Leno as a member of its Board of Directors.

Mr. Leno, who will also serve as the Chairman of the Audit Committee of the Board, is a strategic executive with more than 40 years of experience with complex multinational companies. He most recently held the positions of Executive Vice President and Chief Operations Officer at Boston Scientific. He previously served as Executive Vice President, Finance and Information Systems and Chief Financial Officer. He retired from Boston Scientific in December 2011.

Prior to joining Boston Scientific, Mr. Leno served as Executive Vice President, Finance and Corporate Services and Chief Financial Officer at Zimmer Holdings, Inc. Mr. Leno previously held a number of financial leadership positions at Arrow Electronics, Inc., Corporate Express, Inc., Coram Healthcare and Baxter International, Inc.

“Sam is a seasoned executive with a track record of success and we are pleased to welcome him to the Board of Directors,” said Don Kiepert, President and Chief Executive Officer, Lantheus Medical Imaging. “Sam’s extensive financial and operational experience will be a great asset to our board and to the Company’s strategic planning and operations.”

“I am honored to join the Lantheus board and work with their exceptional team,” said Mr. Leno. “Lantheus has been an innovative leader in diagnostic imaging for decades, and I look forward to playing an important role on the Lantheus board as we implement the Company’s strategy for the future.”

Mr. Leno recently served on the Board of Directors and as a member of the Audit Committee of TomoTherapy, Inc., and is also a member of the Advisory Board of the Harvard Business School Healthcare Initiative. He received a B.S. degree in Accounting from Northern Illinois University and an M.B.A. from Roosevelt University. In addition, prior to beginning his business career, he served as a U.S. Naval Officer and is a Vietnam veteran.

About Lantheus Medical Imaging, Inc.
Lantheus Medical Imaging, Inc., a global leader in developing, manufacturing and distributing innovative diagnostic imaging agents, is dedicated to creating and providing pioneering medical imaging solutions to improve the treatment of human disease. The Company’s proven success in the field of diagnostic imaging provides a strong platform from which to bring forward breakthrough new tools for the diagnosis and management of disease. Lantheus imaging products include the echocardiography contrast agent DEFINITY® Vial for (Perflutren Lipid Microsphere) Injectable Suspension, an ultrasound contrast agent for use in patients with suboptimal echocardiograms to opacify the left ventricular chamber and to improve the delineation of the left ventricular endocardial border; ABLAVAR® (gadofosveset trisodium), a first-in-class magnetic resonance agent indicated for the evaluation of aortoiliac occlusive disease in adults with known or suspected peripheral vascular disease; TechneLite® (Technetium Tc99m Generator), Cardiolite® (Kit for the Preparation of Technetium Tc99m Sestamibi for Injection), and Thallium 201 (Thallous Chloride Tl 201 Injection). Lantheus has approximately 600 employees worldwide with headquarters in North Billerica, Massachusetts, and offices in Puerto Rico, Canada and Australia. For more information, visit www.lantheus.com.

Safe Harbor for Forward-Looking and Cautionary Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that may be described from time to time in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

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